AZZAD FUNDS

Amendment Number Four to the Declaration of Trust

Amendment Number Four to the Declaration of Trust of Azzad Funds (f/k/a/ Islamia Group of Funds), dated December 16, 1996, as amended, made as of this 8th day of April, 2008 by the Trustees hereunder.

WITNESSETH

WHEREAS, Article XIII, Section 4 of the Declaration of Trust dated December 16, 1996, as amended (the "Declaration of Trust"), of Azzad Funds (the "Trust") provides that the Declaration of Trust may be amended by the Trustees without the vote or consent of shareholders in order to designate a series or class, so long as such Amendment does not adversely affect the rights of any shareholder with respect to which such amendment purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940; and

WHEREAS, a majority of the Trustees desire to establish and designate a new series of the Trust, pursuant to Article IV, Section 2 of the Declaration of Trust, to be known as "The Wise Capital Fund"; and

WHEREAS, a majority of the Trustees of the Trust on April 8, 2008, have duly adopted the amendment to the Declaration of Trust shown below and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts and any other authority where such filing is required.

NOW, THEREFORE,

Pursuant to the authorization described above, the Trustees hereby amend the Declaration of Trust as follows:

The "Azzad Ethical Small Cap Value Fund", as established and designated in Amendment Number Three to the Declaration of Trust is hereby terminated.

Article IV, Section 2, as heretofore in effect, is hereby deleted in its entirety and the following is added as a new Section 2:

"Section 2.  Establishment of Series and Classes of Shares.

(a) Series.  The Trustees, in their sole discretion, without obtaining any prior authorization or vote of the Shareholders of the Trust or of the Shareholders of any series or class of Shares, from time to time may authorize the division of Shares into two or more series.  Without limiting the authority of the Trustees to establish further series, the Trustees hereby establish, designate and acknowledge the following series: Azzad Ethical Mid Cap Fund, Azzad Ethical Income Fund and The Wise Capital Fund.  The number and relative rights, privileges and preferences of each such series shall be established and designated by the Trustees, in their discretion, upon and subject to the following provisions:

(i)

All Shares shall be identical except that there may be such variations as shall be fixed and determined by the Trustees between different series as to purchase price, right of redemption, and the price, terms and manner or redemption, and special and relative rights as to dividends on liquidation.

(ii)

The number of authorized Shares and the number of Shares of each series that may be issued shall be unlimited.  The Trustees may classify or reclassify any unissued Shares or any Shares previously issued and required of any series into one or more series that may be established and designated from time to time.  The Trustees may hold as treasury shares (of the same or some other series), reissue for such consideration and on such terms as they may determine, or cancel any Shares of any series reacquired by the Trust at their discretion from time to time.

(iii)

The power of the Trustees to invest and reinvest the assets of the Trust allocated or belonging to any particular series shall be governed by Section 1, Article VI hereof unless otherwise provided in the instrument of the Trustees establishing such series which is hereinafter described.

(iv)

Each Share of a series shall represent a beneficial interest in the net assets allocated or belonging to such series only, and such interest shall not extend to the assets of the Trust generally.  Dividends and distributions on Shares of a particular series may be paid with such frequency as the Trustees may determine, which may be monthly or otherwise, pursuant to a standing vote or votes adopted only once or with such frequency as the Trustees may determine, to the Shareholders of that series only, from such of the income and capital gains, accrued or realized, from the asset's belonging to that series.  All dividends and distributions on Shares of a particular series shall be distributed pro rata to the Shareholders of that series in proportion to the number of Shares of that series held by such Shareholders at the date and time of record established for the payment of such dividends or distributions.  Shares of any particular series of the Trust may be redeemed solely out of the assets of the Trust allocated or belonging to that series.  Upon liquidation or termination of a series of the Trust, Shareholders of such series shall be entitled to receive a pro rate share of the net assets of such series only.

(v)

Notwithstanding any provision hereof to the contrary, on any matter submitted to a vote of the Shareholders of the Trust, all Shares then entitled to vote shall be voted by individual series, except that (i) when required by the 1940 Act to be voted in the aggregate, Shares shall not be voted by individual series, (ii) when the Trustees have determined that the matter affects only the interests of Shareholders of one or more series, only Shareholders of such series shall be entitled to vote thereon, and (iii) all series shall vote together on the election of Trustees.

(vi)

The establishment and designation of any series of Shares shall be effective upon the execution by a majority of the Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of such series or as otherwise provided in such instrument.

(b)

Classes.  Notwithstanding anything in this Declaration to the contrary, the Trustees may, in their discretion, without obtaining any prior authorization or vote of the Shareholders of the Trust or of the Shareholders of any series or class of Shares, from time to time authorize the division of Shares of the Trust or any series thereof into Shares of one or more classes upon the execution by a majority of the Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of such class or classes.  All Shares of a class shall be identical with each other and with the Shares of each other class of the same series except for such variations between classes as may be approved by the Board of Trustees and set forth in such instrument of establishment and designation and may be permitted under the 1940 Act or pursuant to any exemptive order issued by the Commission."

This document may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the undersigned Trustees of the Trust have executed this Amendment Number Four to the Declaration of Trust as of this 10th day of April, 2008.

s/ Bashar Qasem

Bashar Qasem

s/ Syed Shamshad Husain

Syed Shamshad Husain

s/ Syed K. Raheemullah

Syed K. Raheemullah